Free Writing Prospectus

Dated June 2, 2014

Filed Pursuant to Rule 433

Registration Statement No. 333-196459

Wesco Aircraft Holdings, Inc. Announces Sale of Common Stock by The Carlyle Group

VALENCIA, CA — (BUSINESS WIRE) — June 2, 2014 — Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR) today announced the commencement of a public offering of 6,000,000 shares of its common stock by an affiliate of The Carlyle Group (“Carlyle”). In addition, the underwriter will have a 30-day option to purchase up to 900,000 additional shares from Carlyle. Upon completion of the offering, Carlyle will beneficially own approximately 24.1% of the outstanding common stock of Wesco Aircraft, or approximately 23.1% if the underwriter fully exercises its option to purchase additional shares. Wesco Aircraft is not selling any shares of common stock in the offering and will not receive any of the proceeds from the offering of shares by Carlyle.

Barclays is acting as the sole underwriter for the offering.

Wesco Aircraft has filed a shelf registration statement (including a prospectus) relating to the offering of the common stock with the U.S. Securities and Exchange Commission (the “SEC”), and it has become effective. Before you invest, you should read the prospectus in that registration statement and other documents Wesco Aircraft has filed with the SEC for information about Wesco Aircraft and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays will arrange to send you the prospectus if you request it in writing from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; by email: Barclaysprospectus@broadridge.com; or by telephone: (888) 603-5847.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The Company believes it offers one of the world’s broadest inventories of aerospace parts, comprised of more than 575,000 active stock keeping units, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,600 employees across 79 locations in 19 countries.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, such management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: general economic and industry conditions; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the Company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the Company relies; the Company’s ability to effectively manage its inventory; the Company’s ability to successfully integrate Wesco Aircraft and Haas Group Inc. in a timely fashion or at all; the Company’s suppliers’ ability to provide it with the products it sells in a timely manner, in adequate quantities and/or at a reasonable cost; the Company’s ability to maintain an effective information technology system; the Company’s ability to retain key personnel; risks associated with the Company’s international operations; fluctuations in the Company’s financial results from period-to-period; the ability of an affiliate of Carlyle to control large blocks of the voting power of the Company’s outstanding common stock; the Company’s ability to effectively compete in its industry; environmental risks; risks related to the handling, transportation and storage of chemical products; the Company’s dependence on third-party package delivery companies; risks related to the aerospace industry and the regulation thereof; risks related to the Company’s indebtedness; and other risks and uncertainties.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com